Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Announces Entry into the San Francisco Bay Area with Agreement to Acquire Gateway Bank, F.S.B.

Los Angeles, CA, December 28, 2021

RBB Bancorp (NASDAQ: RBB) announced today that it has entered into a definitive agreement to acquire Gateway Bank, F.S.B. ("Gateway Bank") in a cash transaction valued at approximately $22.9 million, subject to certain terms and conditions, including customary holdbacks if certain contingencies are not met, and other possible adjustments as contained in the definitive agreement.

Gateway Bank, a commercial bank based in Oakland, California, had total assets of $172.4 million, total gross loans of $123.1 million, total deposits of $147.5 million, and total tangible equity of $15.5 million as of September 30, 2021. Principally serving the Asian-American communities in the San Francisco Bay Area, Gateway Bank has one branch located in Oakland’s vibrant Chinatown neighborhood, offering consumer and business banking and loan products and services.

"We are very pleased to announce this transaction with Gateway Bank and our entry into the San Francisco Bay Area," said Mr. Alan Thian, President and CEO of RBB Bancorp. "Expansion into the Bay Area, with one of the largest Asian-American communities in the United States, has long been a goal of ours. We are excited to enter this market and bring our relationship-based banking model to the Bay Area.”

"With our acquisition of Gateway Bank, Royal Business Bank will have a physical presence in six of our nine target markets," said Dr. James Kao, Chairman of RBB Bancorp. "Gateway Bank provides a profitable base from which to continue our growth in the Bay Area.”

“After 31 years of serving the Chinatown Community of Oakland and the broader Bay Area as an independent community bank, we are excited for the opportunity to join Royal Business Bank,” said Glen Terry, CEO of Gateway Bank. “We believe their community bank model, culture and commitment to high-quality client service make Royal Business Bank an excellent partner for Gateway Bank.”

Transaction Details

Under the terms of the definitive agreement, RBB will pay to Gateway Bank shareholders approximately $22.9 million in cash. RBB expects the transaction to be accretive to earnings per share in 2022 in the mid-single digit range. RBB also expects to incur tangible book value per share dilution of approximately 1.8% upon closing of the transaction, with a tangible book value dilution payback period of approximately 1.8 years. The earnings per share accretion estimates are based on estimated cost savings of approximately 60% of Gateway Bank's non-interest expense, with the cost savings phased in during 2022. The earnings per share accretion estimates do not include any assumption of revenue synergies. The transaction is expected to close in second quarter of 2022 and is subject to the Company obtaining all the regulatory approvals as well as other customary closing conditions.

The Findley Group is serving as financial advisor to RBB and Loren P. Hansen, APC is acting as RBB's legal counsel. Janney Montgomery Scott LLC is serving as financial advisor to Gateway Bank and Godfrey & Kahn, S.C. is acting as Gateway Bank's legal counsel.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of September 30, 2021, the company had total assets of $3.8 billion. Its wholly owned subsidiary, Royal Business Bank, is a full-service commercial bank, which provides business banking services to the Asian-American communities in Los Angeles County, Orange County, and Ventura County in California; Las Vegas in Nevada; Brooklyn, Queens, and Manhattan in New York; Edison in New Jersey, and in the Chicago, Illinois neighborhoods of Chinatown and Bridgeport. Royal Business Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.